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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                         Contact: Mimi Hall
                                                                    901.682.1360



RFS REPORTS RECORD FIRST QUARTER 2001 OPERATING RESULTS

Memphis, TN, May 3, 2001 - RFS Hotel Investors, Inc. (NYSE:RFS) today announced that funds from operations (FFO) for the first quarter 2001 increased approximately 6% over the prior year. FFO for the quarter increased from $14.1 million, or $0.52 per share, to $15.0 million, or $0.55 per share. These results exceeded consensus analysts' expectations by $0.01 per share and represent the best first quarter operating results in the Company's history.

FIRST QUARTER HIGHLIGHTS

- Comparable hotels (57 hotels) revenue per available room (RevPAR) increased 7.6%. RevPAR increased 10.2% for the Company's total portfolio of 59 hotels. By segment, comparable hotel RevPAR increased 10.1% at full service hotels, 6.4% at extended stay hotels and 5.6% at limited service hotels.

- Nine of the Company's 10 hotels in California (excluding the Hilton Fisherman's Wharf hotel which was being renovated in 2000) produced an average increase in quarterly RevPAR of 13.3%. The Company's California properties represented 36% of the Company's quarterly room revenue. The Company's four Silicon Valley hotels had an average increase in RevPAR for the quarter of 19.2%.

- Hotel operating margins (Hotel EBITDA as a percentage of total revenue) remained substantially unchanged at 40%, in spite of a 26% increase in energy costs.

- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 13.3%, all from internal sources.

- The Company realized an unleveraged FFO return on investment of 13.1% in its 57 comparable hotels for the trailing 12 months ended March 31, 2001. Based upon the Company's approximate 41% leverage and RFS's average borrowing costs of 8.0%, the Company realized a leveraged return on investment of approximately 16.6%.

-    EBITDA for the trailing 12 months ended March 31, 2001 was approximately
     3.8 times the Company's interest costs.

- In February 2001, the Company sold the Hampton Inn, Plano, Texas for $5.525 million.

- Effective January 1, 2001, the Company concluded the termination of its operating leases with Hilton Hotels Corporation (Hilton). RFS now retains the operating profits from its hotels; whereas, prior to the


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     transaction, RFS received rent payments based on revenues from its hotels.
     As previously announced, the payment to Hilton and related expenses, net of tax, was required to be written-off as a cancellation of executory contracts in the first quarter.

- The Company announced the establishment of an Automatic Dividend Reinvestment Service through which shareholders may acquire additional shares of RFS stock without paying brokerage commissions or service charges.

OPERATING RESULTS

Randy Churchey, RFS president and chief operating officer, said, "We are pleased with our first quarter results given the slowing U.S. economy and significantly rising energy prices. Our RevPAR performance was outstanding and we were able to maintain hotel operating margins. It is significant that, despite a 26% increase in energy costs, net hotel operating income was 40% of revenue. This is essentially unchanged from the prior year. Effective January 1, 2001, Flagstone Hospitality Management (Flagstone) manages 52 of our 59 hotels. Obviously, based upon our first quarter results, the transition to Flagstone was successfully accomplished.

"First quarter results and early indications for the second quarter, confirm that our strategy of owning hotels in the three different market segments (limited service, extended stay and full service) is sound," continued Churchey. "It is interesting that, during the first quarter, Marriott's and Hilton's second best performing brands were Residence Inn and Hampton Inn, respectively. Our 14 Residence Inns and 17 Hampton Inns enjoyed RevPAR gains of 5.3% and 9.7%, respectively, during the first quarter."

CAPITAL

During the first quarter, the Company: (i) issued $25 million of non-convertible mandatorily redeemable Series B Preferred Stock; (ii) entered into an interest rate swap agreement which effectively fixed the interest rate on $30 million of the Company's variable rate debt; and (iii) declared a dividend of $0.385 per common share payable on May 15, 2001 to shareholders of record on May 4, 2001.

"The capital transactions in the first quarter, including the use of the proceeds from the sale of the Hampton Inn in Plano, Texas to reduce our borrowings under the line of credit, leave the Company with a conservatively leveraged balance sheet," stated Kevin Luebbers, executive vice president and chief financial officer. "In fact, our debt to EBITDA ratio of 3.3 times and our EBITDA to interest expense ratio of 3.8 times, are more conservative than most of our peers."

Based on Wednesday's closing price of RFS stock on the NYSE of $14.08, the current dividend yield is approximately 11%. Based on trailing 12 months FFO of $2.40 per share and the current annualized dividend of $1.54 per share, the Company's FFO payout ratio is only 64%.

OUTLOOK FOR REMAINDER OF 2001

Although results for the quarter exceeded expectations, RevPAR growth slowed dramatically during the quarter due to the combination of the following: (i) a slowing national economy; (ii) inordinately favorable comparisons to January, 2000, due to Y2K; and, (iii) the slowdown in capital spending affecting the technology and telecommunications sectors. For the lodging industry, according to Smith Travel Research, RevPAR growth declined from 6.7% in January to 1% in March. "Although we continue to outperform the industry, our RevPAR trends in the first quarter were consistent with this pattern of decelerating growth," explained Churchey.

Previously, RFS indicated that the Company expected RevPAR in 2001 to increase 3% to 4% over 2000. "It is obvious that revenue growth in the ensuing quarters may be lower," said Churchey. "Economists' GDP growth estimates for 2001 have been trimmed by 1% to 2% since the end of 2000. We now believe that RevPAR will increase 2 to 3% for the remainder of the year. Additionally, the energy crisis, especially in California where the Company received 36% of its revenue, may reduce hotel operating margins. The Company is currently comfortable with a full year FFO per share estimate of approximately $2.45," Churchey said.



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Luebbers added, "The Company continues to earn an outstanding return on its portfolio of hotels and our balance sheet remains strong. We expect a modest increase in FFO in 2001, and we have the capital available to take advantage of new opportunities if they present themselves. Our current dividend yield is almost 11% and that, together with modest earnings growth, should provide an attractive total return in this period of economic uncertainty."

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 59 hotels with approximately 8,600 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 46% of its EBITDA from full service hotels, 30% from extended stay hotels and 24% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

The 1st Quarter Earnings Release and Conference Call is scheduled for Thursday, May 3, 2001, at 1:00 p.m. Central Time. The dial-in number is 712-257-3376.
Passcode: RFS, Leader: Solmson. Please dial in 15 minutes prior to call time. Replay is available until August 3, 2001, at 402-220-6501.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.


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                            RFS HOTEL INVESTORS, INC.
                             KEY COMPANY STATISTICS
                          QUARTER ENDED MARCH 31, 2001

                              OPERATING STATISTICS

Total Revenues                   $57.9 million            EBITDA                            $23.1 million

% Increase in Revenues(1)        8.4%                     % Increase in EBITDA              13.3%

FFO                              $15.0 million            % of Hotel EBITDA:
                                                               Full Service Hotels          46%
% Increase in FFO                6.0%                          Extended Stay Hotels         30%
                                                               Limited Service Hotels       24%
FFO/Share                        $0.55

% Increase in FFO/Share          5.8%

                               CAPITAL STATISTICS

Stock Price @ May 2, 2001        $14.08                   EBITDA/Interest(2)                3.8x

Annual Dividend Per Share        $ 1.54                   EBITDA/Interest and               3.4x
                                                          Preferred Dividends(2)

Dividend Yield                   10.9%                    Debt/EBITDA(2)                    3.3x

                                                          Percentage of fixed               93%
                                                          Interest rate debt



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(1) As compared to pro forma three months ended March 31, 2000, as if the Hilton lease termination occurred on January 1, 2000.
(2) EBITDA information is pro forma for the trailing twelve months ended March 31, 2001 as if the Hilton lease termination occurred on January 1, 2000.